Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-162213 of our report dated September 3, 2009 (except for Note 15, as to which the date is September 29, 2009) (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to (1) the basis of financial statement presentation and (2) the change in method of accounting for the noncontrolling interest in a subsidiary to conform to FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements— An Amendment of ARB No. 51, effective January 1, 2009), relating to the financial statements and related financial statement schedule of China Real Estate Information Corporation , appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
October 2, 2009